UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2017
____________________

GLASSBRIDGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

  ___________________

Delaware	001-14310	41-1838504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1099 Helmo Ave. N., Suite 250, Oakdale, Minnesota 55128

(Address of principal executive offices, including zip code)

(651) 704-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Board Member

On February 27, 2017, the Board of Directors (the "Board") of GlassBridge Enterprises, Inc. (the "Company" or "we") elected Robert G. Torricelli to the Board as a Class I director, with a term expiring at our annual stockholder meeting in 2018 or until his successor is duly elected and qualified or his earlier resignation, removal, incapacity or death. Mr. Torricelli’s election fills a vacancy on the Board. The Board is expected to determine that Mr. Torricelli qualifies as an independent director under the rules of the New York Stock Exchange and Mr. Torricelli is expected to be appointed to serve as a member of the Audit and Finance Committee of the Board.

Mr. Torricelli, age 66, served in the U.S. House of Representatives from the Ninth District of New Jersey from 1982 until his election to the U.S. Senate in 1996, where he served until 2003. During his tenure in the Senate, Mr. Torricelli was a member of the Senate Finance, Governmental Affairs, Foreign Relations, Judiciary and Rules Committees and also served as Chair of the Democratic Senatorial Campaign Committee. Upon retiring from the Senate, Mr. Torricelli established a national and international business strategy firm, Rosemont Associates LLC, and created a real estate development business, Woodrose Properties LLC.

There are no arrangements or understandings between Mr. Torricelli and any other person pursuant to which Mr. Torricelli was selected as a director of the Company. There are no transactions requiring disclosure under Item 404(a) of Regulation S-K in which Mr. Torricelli has an interest.

Mr. Torricelli will be compensated in accordance with the Company’s standard cash and equity compensation arrangements for non-employee directors, which are described in greater detail in the Company’s definitive proxy statement on Schedule 14A relating to our 2016 Annual Meeting of Shareholders which was filed with the U.S. Securities and Exchange Commission on May 9, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLASSBRIDGE ENTERPRISES, INC.

Dated: March 3, 2017	By:	/s/ Danny Zheng
	Name:	Danny Zheng
	Title:	Interim Chief Executive Officer and Chief Financial Officer

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